Exhibit 10.1

CFO TRANSITION AND SEPARATION AGREEMENT

THIS CFO TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is dated as of August 2, 2022, by and between Bruce Rosenbloom, an individual whose address is 9600 Savona Winds Drive Delray Beach, FL 33446 (“Executive”), and PetMed Express, Inc., a Florida corporation, whose principal place of business is located at 420 S Congress Ave, Suite 100, Delray Beach, FL 33445 (the “Company”). The Company and Executive are individually referred to as a “Party” and are collectively referred to in this Agreement as the “Parties.”

RECITALS

A.    Executive is currently the Chief Financial Officer (“CFO”) of the Company.

B.    Executive is employed on an “at-will” basis by the Company pursuant to an Offer of Employment Letter, dated May 30, 2001, as amended on September 14, 2017 (as amended, the “Offer Letter”), and is subject to the terms and conditions of a Non-Disclosure, Non-Compete, Non-Solicitation Agreement dated October 25, 2012 (“the Restrictive Covenant Agreement”) and an Indemnification Agreement dated July 26, 2019 (the “Indemnification Agreement”), and Executive’s employment may be terminated by the Company or by Executive at any time and for any reason.

C.    The Company and the Executive have agreed that the Executive will cease to serve as CFO and will separate from employment with the Company on the terms and conditions described in this Agreement.

D.    Executive and the Company desire to provide for a transition period and termination of Executive’s employment with the Company in an amicable manner, to provide for an orderly transition of the Executive’s duties and responsibilities to a new CFO, and to provide for the orderly conclusion of Executive’s employment, as described in more detail below.

E.    In connection with the Executive’s separation from the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation and the other consideration described herein, all conditioned upon Executive’s compliance with the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

TERMS

1.        Recitals; Certain Definitions. The Recitals are true and correct and are incorporated into this Agreement.

2.        Employment. Executive agrees that he will remain in his current position as CFO of the Company through and including August 2, 2022, unless such status is terminated earlier at the discretion of the Company. Following the termination of Executive’s status as CFO, Executive will remain employed as a full-time employee of the Company during the period beginning on August 3, 2022 and ending on the first to occur of (i) December 31, 2022 and (ii) such earlier date of termination as is determined by the Company at the Company’s sole discretion upon written notice by the Company (in either case, the “Employment Termination Date”), at which time Executive’s employment shall end. The Company agrees to provide Executive with two (2) weeks’ advance written notice should the Employment Termination Date be prior to December 31, 2022, unless the termination is for “cause” within the meaning of the Offer Letter. Effective August 3, 2022, Executive hereby resigns from the office of CFO and from all other officer, director, or other formal titled roles or positions (if any) Executive holds with the Company or any of its subsidiaries. During the period from August 3, 2022 until the Employment Termination Date (the “Transition Period”), Executive shall (x) cooperate and work with the Company, at the direction of the Chief Executive Officer of the Company (the “CEO”) or any designee of the CEO, to transition Executive’s duties and responsibilities to such individuals as the CEO may designate, including to the new CFO, (y) provide such assistance as may be requested by the CEO and new CFO, and (z) have and perform such duties, responsibilities and authority as may be assigned by the CEO and new CFO or their designees from time to time. During the Transition Period, Executive agrees to continue to diligently provide his full time and attention to the affairs of the Company, fully and completely reasonably cooperate with those persons designated by the CEO, including the new CFO, to work with him on a transition to the new CFO, including but not limited to promptly answering questions, and providing timely and accurate information and data about the operations of the Company, as well as work on other projects as may be assigned by the CEO and new CFO. During the Transition Period, Executive will continue the same cadence of working on-site and remotely as needed unless otherwise agreed to in writing by the CEO or new CFO. For a period of six months following the Employment Termination Date (the “Cooperation Period”), although Executive shall not be employed by, or be serving as a consultant for the Company, Executive shall be reasonably available by telephone to the CEO, new CFO or executive management of the Company to answer questions regarding matters Executive was involved with during the term of his employment with the Company or as to which Executive has specific knowledge.

3.        Disclosure Regarding CFO Termination. The Company shall provide to Executive, for Executive’s review and comment, with an advance draft of the Current Report on Form 8-K that the Company is required to file with the Securities and Exchange Commission with respect to the cessation of Executive’s service as CFO and his employment as contemplated herein.

4.        Compensation and Other Benefits. As compensation for Executive’s continuing employment and service hereunder, Executive’s agreement to the Transition Period and Cooperation Period, Executive’s execution of the mutual covenants and releases set forth in this Agreement, Executive’s compliance with this Agreement and the Restrictive Covenant Agreement as amended below, and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to (A) remain in the employ of the Company as described above through the Employment Termination Date, (B) comply with the Company’s Code of Business Conduct and Ethics and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, and further contingent on Executive not revoking this Agreement during the Revocation Period (as defined below) and Executive executing and delivering to the Company the reaffirmation statements set forth immediately following Executive’s signature below, the Company will pay Executive the following:

a.        Severance Payments. Executive shall receive two (2) lump sum payments each in the gross amount of One Hundred Seventy Three Thousand Five Hundred Ninety Eight Dollars and Forty Nine Cents ($173,598.49) minus legally required tax withholdings, with the first such payment to be paid on the Company’s next payroll date following the Employment Termination Date (the “First Severance Payment”), and the second to be paid on the Company’s next payroll date following the date that is six-months after the Employment Termination Date, (the “Second Severance Payment”). Both of these payments shall be referred to as “Severance Payments” herein and shall be conditioned on the above conditions being satisfied.

b.        COBRA Payments. If Executive timely elects continued medical, health, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period of twelve (12) months following the Employment Termination Date or until such time as Executive becomes eligible for another employer’s group medical, health, dental and/or vision insurance coverage, whichever is sooner, the Company shall reimburse Executive the full cost of his monthly COBRA premium to continue such medical, health, dental and/or vision coverage for him and his eligible dependents that is in place as of the Employment Termination Date, subject to any required tax or other withholdings. Executive will promptly notify the Company if he becomes eligible for another employer’s group insurance coverage for medical, health, dental and/or vision.

c.        Outplacement. For a period of twelve (12) months following the Employment Termination Date, the Company shall pay the full cost of executive level outplacement services provided through a reputable provider of such services, to be selected by the Company (subject to approval by Executive, which shall not be withheld unreasonably). The executive level outplacement services provider shall be selected prior to the Employment Termination Date.

d.        Outstanding Restricted Shares. The Parties acknowledge that Executive was previously granted 9,975 restricted shares of Company common stock (the “2020 Grant”) pursuant to a Restricted Stock Agreement, dated July 31, 2020, pursuant to which 6,650 restricted shares have previously vested as of the date hereof and 3,325 restricted shares were scheduled to vest on July 31, 2023 (the “2020 Grant Agreement”).   The Parties also acknowledge that Executive was previously granted 14,925 restricted shares of Company common stock (the “2021 Grant”) pursuant to a Restricted Stock Agreement, dated July 30, 2021, pursuant to which 4,975 restricted shares have previously vested as of the date hereof, 4,975 restricted shares were scheduled to vest on July 30, 2023, and 4,975 restricted shares were scheduled to vest on July 30, 2024 (the “2021 Grant Agreement”).  The Parties agree so long as Executive’s employment with the Company continues through and including the Employment Termination Date and is not terminated by the Company for “cause” within the meaning of the Offer Letter on the Employment Termination Date or prior thereto, the 13,275 remaining unvested restricted shares from the 2020 Grant and the 2021 Grant shall immediately vest on the Employment Termination Date. Notwithstanding any prior practice of the Company with respect to the withholding taxes that will become due upon the vesting of restricted shares, Executive will be required to remit to the Company an amount sufficient to satisfy any Federal, state, or local withholding tax requirements before delivery of any shares to Executive pursuant the preceding sentence, and Executive may elect to sell a sufficient number of restricted shares to satisfy such requirement so long as such sale is made in accordance with applicable securities laws and the Company’s insider trading policy (and Executive may, during an open trading window, adopt a plan of sale of under SEC Rule 10b5-1 in order to effect such sales). Executive acknowledges that, except for the 2020 Grant and 2021 Grant, he does not hold and is not entitled to any options, restricted shares, or other equity awards from the Company.

e.        Compensation During the Transition Period. During the Transition Period, Executive shall continue to receive his base salary and benefits as currently in effect, subject to applicable tax withholdings and other required withholdings. The Parties agree that (i) Executive shall continue to accrue vacation pay through and including the Employment Termination Date; (ii) as of today, Executive has 120 accrued and unused hours of vacation pay from Executive’s 2021-2022 employment anniversary year; and (iii) Executive shall receive all accrued and unused vacation pay, including the aforementioned 120 accrued and unused hours of vacation pay from Executive’s 2021-2022 employment anniversary year, as part of Executive’s regular paycheck following the Employment Termination Date, subject to applicable tax withholdings and other required withholdings.

f.        Employment During Entirety of Transition Period. For purposes of clarity, Executive’s right to receive the Severance Payments and the other compensation and benefits provided for pursuant to Section 4.b, Section 4.c, and Section 4.d above shall be conditioned on Executive continuing to be employed in good standing with the Company through the entirety of the Transition Period and not being subject to a termination for “cause” within the meaning of the Offer Letter at any time (and “cause” not existing at any time during the Transition Period). Executive will be deemed to have satisfied this condition if his employment is terminated by the Company without “cause” prior to December 31, 2022. The compensation payable under Section 4.e shall not be subject to any conditions other than continued employment through the applicable termination date.

5.        Restrictive Covenant Agreement.

a.        Reaffirmation. Except as amended below, Executive reaffirms and agrees to be bound by all of the terms and provisions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A” and is made a substantive part of this Agreement. Contingent on Executive’s compliance with this Agreement, the covenant of non-competition set forth in Section 5.a. of the Restrictive Covenant Agreement shall expire one (1) year after the Employment Termination Date provided that Executive remained employed in good standing with the Company through the entirety of the Transition Period and complied with the provisions of this Agreement. The Parties affirm that for purposes of the Restrictive Covenant Agreement, the date of Executive’s termination of his employment with the Company is the Employment Termination Date.

b.        Non-disparagement. Subject to Section 9 and Section 10 below, Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company or its Affiliates and subsidiaries or the personal or professional reputation of any present or former employees, officers, or directors of the Company and its Affiliates or subsidiaries; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees that it will instruct each of its directors, officers, and those employees with specific knowledge of the terms of this Agreement, not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s behalf to make any such disparaging communications regarding Executive, provided that nothing shall be deemed to preclude the Company and any of its directors, officers, or employees from complying with disclosure or other obligations imposed by law or regulation (including under the rules of the Securities and Exchange Commission) or accurately and fully responding to any question, inquiry or request for information when required by legal process. For purposes of this Agreement, the term “Affiliate” means, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

6.        Survival of Certain Obligations. Notwithstanding the termination of Executive’s employment, the obligations, covenants, and restrictions set forth in the Restrictive Covenant Agreement as amended in Section 5.a. above, shall continue to remain in full force and effect at all times hereafter in accordance with the terms of the Restrictive Covenant Agreement. The Parties agree that following the Employment Termination Date, Executive will no longer be a “Reporting Person” as defined under the Company’s Statement of Policy Regarding Insider Trading. Notwithstanding the foregoing, Executive acknowledges and agrees that (i) he shall be subject to all applicable laws with respect to trading on material, nonpublic information regarding Company and (ii) he, and not Company, shall be responsible for all reporting and other obligations that Executive may have under Section 16 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything in this Agreement that may be to the contrary, and notwithstanding the termination of Executive’s employment, the Parties agree that the obligations and covenants set forth in the Indemnification Agreement shall continue to remain in full force and effect at all times hereafter in accordance with the terms of the Indemnification Agreement.

7.        No Claim for Additional Compensation or Injury. Executive agrees that Executive has been paid all amounts owed to Executive as of the date of this Agreement. Executive also represents that Executive is not aware of any conduct that Executive believes would constitute fraud, any accounting or financial improprieties, or any conduct that would be unlawful under Sarbanes-Oxley, Dodd-Frank, or any other similar statute or Company policy. Executive agrees that Executive has not suffered any on the job injury for which Executive has not already filed a claim.

8.        Releases and Waivers of Claims.

In consideration for the payments and other benefits provided for under this Agreement, Executive hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all past and present parents, successors in interests and assigns, Affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, insurers and its current or former officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, members, partners, or employees, in both their individual and official capacities (herein collectively referred to as “Released Parties”) of and from, and agrees not to sue and not to assert against them any causes of action, claims and demands whatsoever, known or unknown, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law, rule, or regulation, including, but not limited to, the Civil Rights Act of 1886, 1871, 1964, and 1991; 42 U.S.C. Section 1981; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986; the Worker Adjustment Retraining and Notification Act; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Florida Civil Rights Act of 1992; the Florida Minimum Wage Act; the Genetic Information Nondisclosure Act, the Florida Whistle-Blower’s Act; Sections 440.205 and 448.101-105, Florida Statutes, and any other statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of any prior letters or employment agreements with the Company; whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. Executive expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, are any of the Company’s obligations to Executive pursuant to this Agreement.

9.        Challenge to Enforceability. Executive agrees not to challenge the enforceability of any provision of this Agreement in any court of competent jurisdiction or arbitration, except as to validity under the Age Discrimination in Employment Act of 1967. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. Nothing in this Agreement shall prevent Executive’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Executive’s initiation of or participation in administrative proceedings or investigations of the EEOC or other Government Agencies; provided, however, that this Agreement shall prevent Executive from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a Government Agency. Executive represents that Executive has not filed or asserted any claims whatsoever against the Company or any Released Party. Executive is not aware of any conduct by the Company or any Released Party that may violate any federal, state or local law, rule or regulation. Nothing contained in this Agreement shall prevent either Party from bringing any claim for breach or to otherwise take legal action to enforce its terms.

10.        Defend Trade Secrets Act Disclaimer.

a.    Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law.  The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

b.    If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Executive should report such activity to the Company’s Chairman of the Board. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.        Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the Parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Palm Beach County, Florida, including the United States District Court for the Southern District of Florida. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

12.        Legal Fees. In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement, or the breach thereof, the prevailing Party will be entitled to attorneys’ fees and costs for any trial and appellate proceedings.

13.        Entire Agreement. This Agreement incorporates the entire understanding among the Parties with respect to the subject matter hereof. In reaching the agreements in this Agreement, neither Party has relied upon any representation or promise, oral or written, except those set forth herein. This Agreement has been duly authorized by the Parties, and duly executed on behalf of each Party by the duly authorized officers or principals and in the manner required by all laws and regulations applicable to each such entity.

14.        Counterpart Signatures. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement. The Parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

15.        Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party identified herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. The Company may assign this Agreement to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company. In as much as the duties of Executive hereunder are personal in nature, he may not assign this Agreement.

16.        Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the Parties as originally expressed herein.

17.        Voluntary Execution. Executive represents that Executive has read this Agreement in its entirety and that Executive has had the opportunity to consult with legal counsel prior to signing this Agreement, that Executive has in fact consulted with his attorney Adam S. Chotiner, Esq. who has represented Executive in the negotiation of this Agreement and that Executive is fully aware of its contents and of its legal effect. Executive signs this Agreement of Executive’s own free will and act, without any legal reservations, duress, coercion or undue influence, and it is Executive’s intention that Executive be legally bound hereby. Executive is hereby advised he has the right to consult with an attorney of his own choosing before entering into this Agreement.

18.        Period to Consider and Revoke. Executive acknowledges that Executive was offered the opportunity to consider this Agreement for a period of twenty-one (21) days from the time Executive received it on July 19, 2022 and is hereby advised to review it with an attorney of Executive’s choice. This Agreement does not become effective until eighth (8th) day after the date Executive signs this Agreement and provides the Company with an original thereof. Executive can revoke the Agreement at any time during the seven (7) days after signing it (the “Revocation Period”).

19.        Acceptance and/or Revocation. IMPORTANT NOTICE TO EXECUTIVE: You may accept this Agreement by signing it and returning it to the Company. You may exercise your right to revoke your decision to sign this Agreement by sending a written notice of revocation to the individual and address specified below by no later than the last day of the Revocation Period stated in Section 18 above:

Jacqueline Smith, VP of People Operation

jsmith@petmeds.com

If you exercise your right to revoke, your termination of employment shall be deemed to be a voluntary resignation by you, in which case you will only receive your current compensation and benefits through the date of termination.

IN WITNESS WHEREOF, the Parties have duly executed this CFO Transition and Separation Agreement as of the date first written above.

PetMed Express, Inc.

By: ______________________________

Mathew Hulett, President and Chief Executive Officer

EXECUTIVE:

Bruce S. Rosenbloom, individually

Date of Signature: _____________, 2022

REAFFIRMATION

To be signed immediately before payment of the First Severance Payment

Reference is hereby made to the CFO Transition and Separation Agreement, dated August 2, 2022 (the “CFO Transition Agreement”), between PetMed Express, Inc. and Bruce S. Rosenbloom. The undersigned hereby agrees and affirms that, as a condition to receiving the First Severance Payment (as defined in the CFO Transition Agreement), the undersigned hereby reaffirms and recommits to adhere to all of the obligations, covenants, releases, and waivers contained in the CFO Transition Agreement.

______________________________

Bruce S. Rosenbloom

Date: _________________________

REAFFIRMATION

To be signed immediately before payment of the Second Severance Payment

Reference is hereby made to the CFO Transition and Separation Agreement, dated August 2, 2022 (the “CFO Transition Agreement”), between PetMed Express, Inc. and Bruce S. Rosenbloom. The undersigned hereby agrees and affirms that, as a condition to receiving the Second Severance Payment (as defined in the CFO Transition Agreement), the undersigned hereby reaffirms and recommits to adhere to all of the obligations, covenants, releases, and waivers contained in the CFO Transition Agreement.

______________________________

Bruce S. Rosenbloom

Date: _________________________

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